UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No. 22)

INVESTORS HERITAGE CAPITAL CORPORATION

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

461556 10 2

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [___]    Rule 13d-1(b)

            [___]    Rule 13d-1(c)

            [___]    Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

1)	Name of Reporting Person:
Investors Heritage Life Insurance Company

SS or IRS Identification No.: 61-0574893

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power

6) Shared Voting Power

7) Sole Dispositive Power:151,677.770

8) Shared Dispositive Power: 94,185

9)	Aggregate Amount Beneficially Owned by Each Reporting Person: 245,862.770

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 17.9%

12)	Type of Reporting Person (See Instructions): IC

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Investors Heritage Life Insurance Company

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c) X	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f)___	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	(g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ________

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 245,862.770

	(b)	Percent of Class: 17.9%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: N/A

	(ii)	shared power to vote or to direct the vote: N/A

	(iii)	sole power to dispose or to direct the disposition of:151,677.770

	(iv)	shared power to dispose or to direct the disposition of: 94,185

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II
Chairman of the Board & President
Investors Heritage Life Insurance Company

February 7, 2014
Date

1)	Name of Reporting Person:
Investors Underwriters, Inc.

SS or IRS Identification No.: 61-6030786

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
With	5) Sole Voting Power

6) Shared Voting Power

7) Sole Dispositive Power: 94,185

8) Shared Dispositive Power

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 94,185

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 6.9%

12)	Type of Reporting Person (See Instructions): CO

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Investors Underwriters, Inc.

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c)___	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f)___	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	(g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _______

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 94,185

	(b)	Percent of Class: 6.9%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: N/A

	(ii)	shared power to vote or to direct the vote: N/A

	(iii)	sole power to dispose or to direct the disposition of: 94,185

	(iv)	shared power to dispose or to direct the disposition of: N/A

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II
Chairman of the Board
Investors Underwriters, Inc.

February 7, 2014
Date

1)	Name of Reporting Person:
HLW Investment Corporation

SS or IRS Identification No.: 61-1014584

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 140,620

6) Shared Voting Power: 173,305.917

7) Sole Dispositive Power: 140,620

8) Shared Dispositive Power: 173,305.917

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 313,925.917

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 22.8%

12)	Type of Reporting Person (See Instructions): CO

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: HLW Investment Corporation

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c)___	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f)___	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	(g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ______

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 313,925.917

	(b)	Percent of Class: 22.8%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 140,620

	(ii)	shared power to vote or to direct the vote: 173,305.917

	(iii)	sole power to dispose or to direct the disposition of: 140,620

	(iv)	shared power to dispose or to direct the disposition of: 173,305.917

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II
Chairman of the Board & CEO
HLW Investment Corp.

February 7, 2014
Date

1)	Name of Reporting Person:
TAP & Co.

SS or IRS Identification No.: 61-0733149

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power

6) Shared Voting Power: 351,341.648
These shares are held for the benefit of employees who participate in the Employee Stock Ownership Plan, the 401(k) Plan and Deferred Comp Plan.

7) Sole Dispositive Power

8) Shared Dispositive Power: 351,341.648
The Trustee has the power to dispose of these shares by making distribution to beneficiaries in accordance with the plans.

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 351,341.648

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 25.6%

12)	Type of Reporting Person (See Instructions): EP

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: TAP & CO.

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c)___	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f) X	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ______

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 351,341.648

	(b)	Percent of Class: 25.6%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: N/A

	(ii)	shared power to vote or to direct the vote: 351,341.648

	(iii)	sole power to dispose or to direct the disposition of: N/A

	(iv)	shared power to dispose or to direct the disposition of: 351,341.648

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of Another Person: N/A
TAP & CO., Trustee for Employee Benefit Plan receives dividends.

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/Keith Ballard
BY: Keith Ballard
Vice President
TAP & CO.

February 7, 2014
Date

1)	Name of Reporting Person:
Harry Lee Waterfield II

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 65,236.977

6) Shared Voting Power: 229,961.080

7) Sole Dispositive Power: 65,236.977

8) Shared Dispositive Power: 475,823.850

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 541,060.827

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 39.4%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Harry Lee Waterfield II

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c)___	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f)___	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	(g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ________

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 541,060.827

	(b)	Percent of Class: 39.4%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 65,236.977

	(ii)	shared power to vote or to direct the vote: 229,961.080

	(iii)	sole power to dispose or to direct the disposition of: 65,236.977

	(iv)	shared power to dispose or to direct the disposition of: 475,823.850

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II

February 7, 2014
Date

1)	Name of Reporting Person:
RoseGayle Waterfield Hardy

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 21,907.840

6) Shared Voting Power: 198,961.080

7) Sole Dispositive Power: 21,907.840

8) Shared Dispositive Power: 198,961.080

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 220,868.92

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 16.1%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: RoseGayle Waterfield Hardy

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c)___	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f)___	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	(g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ______

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 220,868.920

	(b)	Percent of Class: 16.1%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 21,907.840

	(ii)	shared power to vote or to direct the vote: 198,961.080

	(iii)	sole power to dispose or to direct the disposition of: 21,907.840

	(iv)	shared power to dispose or to direct the disposition of: 198,961.080

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/RoseGayle Waterfield Hardy
BY: RoseGayle Waterfield Hardy

February 7, 2014
Date

1)	Name of Reporting Person:
Nancy Waterfield Walton

SS or IRS Identification No.: ###-##-####

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 43,042.020

6) Shared Voting Power: 198,961.080

7) Sole Dispositive Power: 43,042.020

8) Shared Dispositive Power: 293,146.080

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 336,188.100

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 24.5%

12)	Type of Reporting Person (See Instructions): IN

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: Nancy Waterfield Walton

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c)___	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f)___	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	(g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ________

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 336,188.100

	(b)	Percent of Class: 24.5%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 43,042.020

	(ii)	shared power to vote or to direct the vote: 198,961.080

	(iii)	sole power to dispose or to direct the disposition of: 43,042.020

	(iv)	shared power to dispose or to direct the disposition of: 293,146.080

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/Nancy Waterfield Walton
BY: Nancy Waterfield Walton

February 7, 2014
Date

1)	Name of Reporting Person:
HLW Corporation

SS or IRS Identification No.: 61-0593515

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 43,119.080

6) Shared Voting Power: 294,218.317

7) Sole Dispositive Power: 43,119.080

8) Shared Dispositive Power: 294,218.317

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 337,337.397

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 24.5%

12)	Type of Reporting Person (See Instructions): CO

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: HLW Corporation

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

(c)	Citizenship: Kentucky

(d)	Title of Class of Securities: Common Stock $1 Par Value

(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c)___	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f)___	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	(g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ________

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 337,337.397

	(b)	Percent of Class: 24.5%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 43,119.080

	(ii)	shared power to vote or to direct the vote: 294,218.317

	(iii)	sole power to dispose or to direct the disposition of: 43,119.080

	(iv)	shared power to dispose or to direct the disposition of: 294,218.317

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/Harry Lee Waterfield II
BY: Harry Lee Waterfield II
Chairman of the Board & President
HLW Corporation

February 7, 2014
Date

1)	Name of Reporting Person:
IHCC Employee Retirement Plan

SS or IRS Identification No.: 51-0166656

2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) X
b)

3)	SEC USE ONLY

4)	Citizenship or Place of Organization: Kentucky

Number of Shares
Beneficially Owned
by Each Reporting
Person With	5) Sole Voting Power: 31,000

6) Shared Voting Power: 65,236.977
These shares are held for the benefit of employees who participate in the Employee Retirement Plan.

7) Sole Dispositive Power: 31,000

8) Shared Dispositive Power: 65,236.977

9)	Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 96,236.977

10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)	Percent of Class Represented by Amount in Row (9): 7%

12)	Type of Reporting Person (See Instructions): EP

Item 1.
	(a)	Name of Issuer: Investors Heritage Capital Corporation

	(b)	Address of Issuer's Principal Executive Offices:
200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.
	(a)	Name of Person Filing: IHCC Employee Retirement Plan

	(b)	Address of Principal Business Office or, if none, Residence:
200 Capital Avenue, Frankfort, Kentucky 40601

	(c)	Citizenship: Kentucky

	(d)	Title of Class of Securities: Common Stock $1 Par Value

	(e)	CUSIP Number: 461556 10 2

Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)___	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)___	Bank as defined in section 3(a)(6) of the Act 15 U.S.C. 78c);
	(c)___	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)___	An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)___	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f) X	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
	(g)___	A parent holding company or control person in accordance with section 240.13d-1(b)(ii)(G);
	(h)___	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)___	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)___	A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);
	(k)___	Group, in accordance with section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _________

Item 4.		Ownership

	(a)	Amount Beneficially Owned: 96,236.977

	(b)	Percent of Class:7%

	(c)	Number of Shares as to Which Such Person Has

	(i)	sole power to vote or to direct the vote: 31,000

	(ii)	shared power to vote or to direct the vote: 65,236.977

	(iii)	sole power to dispose or to direct the disposition of: 31,000

	(iv)	shared power to dispose or to direct the disposition of: 65,236.977

Item 5.		Ownership of Five Percent or Less of a Class: N/A

Item 6.		Ownership of More than Five Percent on Behalf of Another Person: N/A

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8.		Identification and Classification of Members of the Group
(See Exhibit A attached hereto.)

Item 9.		Notice of Dissolution of Group: N/A

Item 10.		Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

/s/Bobby Russell
BY: Bobby Russell, Administrator
IHCC Employee Retirement Plan Committee

February 7, 2014
Date

EXHIBIT A

Members of the Group

1. Investors Heritage Life Insurance Company

2. Investors Underwriters, Inc.

3. HLW Investment Corporation

4. TAP & CO.

5. Harry Lee Waterfield II

6. RoseGayle Waterfield Hardy

7. Nancy Waterfield Walton

8. HLW Corporation

9. IHCC Employee Retirement Plan